Exhibit 99.2

For Immediate Release Contact: Gary J. Fuges, CFA ValueClick, Inc. 1.818.575.4677

VALUECLICK TO ACQUIRE DOTOMI

Display Advertising Leaders Combine to Create a Branding and Performance Powerhouse

Westlake Village, CA - August 2, 2011 - ValueClick (Nasdaq: VCLK) and Dotomi announced today that they have signed a definitive merger agreement whereby Dotomi will become a wholly-owned subsidiary of ValueClick. Privately-held Dotomi is the leading provider of data-driven, intelligent display media for major retailers.

Dotomi creates and delivers display advertising where the ad creatives and media placements are dynamically adapted in real-time at the user and impression level. The Company works directly with clients to integrate anonymous data and then surrounds each client with technology enabled marketing services. Dotomi manages everything from brand strategy and dynamic creative development to message delivery and decisioning. This data-driven, end-to-end approach results in display advertising that improves consumer brand engagement and generates measurable sales lift both online and offline for its clients.

Through its unique set of capabilities, Dotomi has developed strategic, direct relationships with over 100 retail brands, including over forty brands from the Internet Retailer Top 100. Led by chief executive officer, John Giuliani, Dotomi is based in Chicago and has 160 employees.

“Dotomi's end-to-end offering attracts large brands because of its 'simple sophistication'. John and his team have built a great business integrating the technical and consultative points in the display value chain,” said Jim Zarley, chief executive officer of ValueClick. “Together with ValueClick's portfolio of products we will be in a position to meet the needs of marketers with a single relationship that will create marketing and analytic consistency. Our combined scale and expertise should accelerate their adoption of digital media. Together we believe we will create a new powerhouse in branding and performance-based advertising.”

“We are excited to join ValueClick and contribute our expertise to their enviable portfolio of digital marketing services,” said John Giuliani, chief executive officer of Dotomi. “There is a strong cultural fit between the two companies and a shared idea to make it easier and more reliable for clients to adopt digital marketing that makes a big impact. We look forward to joining forces with ValueClick to bring the scale that marketers are looking for across the consumer purchase funnel.”

Deal Terms
Under the terms of the agreement, ValueClick will acquire all outstanding equity interests in Dotomi for a total up-front consideration of approximately $295 million, consisting of approximately 55 percent in cash and 45 percent in ValueClick common stock. In addition, ValueClick will assume unvested Dotomi restricted stock and options which will vest over a period ranging from one to three years. Dotomi management will receive the majority of their consideration in ValueClick common stock, which will have a twelve-month lock-up, while the outside investor base will receive either cash or a combination of cash and ValueClick common stock. ValueClick anticipates receiving approximately $15 million in working capital from Dotomi at closing.

To fund the cash consideration, ValueClick will utilize a combination of cash from its balance sheet and availability under its existing line of credit.

This transaction has been approved by the board of directors of each respective company and the majority of stockholders of Dotomi. ValueClick anticipates the acquisition will close near the end of August, subject to customary closing conditions and regulatory approvals.

John Giuliani will continue to lead Dotomi and will report directly to ValueClick chief executive officer, James Zarley. Additionally, Mr. Giuliani will be nominated to join ValueClick's board of directors.

For calendar year 2011, Dotomi expects to generate over $80 million in revenue. ValueClick anticipates that this transaction will be accretive on an adjusted-EBITDA1 multiple basis in 2012.

Jefferies & Company, Inc. acted as exclusive financial advisor to Dotomi on this transaction.

Conference Call Today at 4:30 p.m. ET
Jim Zarley, chief executive officer, and John Pitstick, chief financial officer, will discuss the Dotomi acquisition during a conference call and webcast on August 2 at 4:30 p.m. ET. Investors and analysts may obtain the dial-in information through StreetEvents (www.streetevents.com). The live Webcast of the conference call will be available on the Investor Relations section of www.valueclick.com. A replay of the conference call will be available through August 9 at (888) 203-1112 and (719) 457-0820 (pass code: 2296590). An archive of the Webcast will also be available through August 9.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world's largest digital marketing companies. Through a unique combination of data, technology and services, ValueClick increases brand awareness and drives customer acquisition at scale for the world's largest advertisers, and maximizes advertising revenue for tens of thousands of online and mobile publishers. ValueClick's brands include Commission Junction, ValueClick Media, Greystripe, Mediaplex, Smarter.com, CouponMountain.com, Investopedia.com, and PriceRunner. The Company is based in Westlake Village, California, and has offices in major advertising markets worldwide. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, the risk that legislation and governmental regulation could negatively impact the Company's performance, the risk that the closing of the Dotomi acquisition will not occur, the effects of the merger on ValueClick's financial results, the potential inability to successfully operate or integrate Dotomi's business, including the potential inability to retain customers, key employees or vendors. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 28, 2011; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.

###

___________________________
1Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income from continuing operations before interest, income taxes, depreciation, amortization, and stock-based compensation expenses.